Exhibit 99.1

For Immediate Release
 Triangle Petroleum Announces Offering

Calgary, Alberta – May 30, 2008 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) announces today that it has commenced a private placement of a maximum of 24,000,000 units priced at $1.40 per unit. Each unit consists of one share of common stock and one-half of a warrant. One full warrant can be exercised at any time during the next two years to purchase one share of common stock at a price of $2.25 per share. Neither the units nor the shares or the warrants have been or will be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption.

The offering, which is subject to the usual closing conditions, is expected to close in the next few days.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects covering 584,000 gross acres in the Maritimes Basin in Nova Scotia and New Brunswick. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

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